Filed Pursuant to Rule 424(b)(3)
Registration No. 333-253146

Prospectus Supplement No. 6

(to Prospectus dated June 29, 2021)

UPHEALTH, INC.

3,000,000 Shares of Common Stock

This prospectus supplement (this “Supplement No. 6”) relates to the prospectus dated June 29, 2021 (as amended from time to time, the “Prospectus”), related to the resale from time to time by the selling stockholders named in the Prospectus or their permitted transferees of up to 3,000,000 shares of common stock, par value $0.0001 per share, of UpHealth, Inc., a Delaware corporation that was formerly named GigCapital2, Inc. (“UpHealth” or the “Company,” and with respect to historical periods, events and actions, “GigCapital2”), which were issued in a private placement pursuant to the terms of the PIPE Subscription Agreements (as defined in the Prospectus) in connection with, and as part of the consideration for, the Business Combinations (as described in the Prospectus) that closed on June 9, 2021.

The purpose of this Supplement No. 6 is to update and supplement the information in the Prospectus with respect to the information contained in the following reports of the Company:

•	The Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission (“SEC”) on March 30, 2022, which is attached hereto.

•	The Company’s Current Report on Form 8-K as filed with the SEC on March 16, 2022, which is attached hereto.

This Supplement No. 6 updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Supplement No. 6 should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Supplement No. 6, you should rely on the information in this Supplement No. 6.

Our common stock is currently listed on the New York Stock Exchange and trades under the symbol “UPH.”

Investing in our securities involves risks. See “Risk Factors” beginning on page 24 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this Supplement No. 6 or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 5, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 30, 2022 (March 25, 2022)

Date of Report (date of earliest event reported)

UpHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38924	83-3838045
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14000 S. Military Trail, Suite 203

Delray Beach, FL 33484

(Address of principal executive offices and zip code)

(312) 618-1322

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UPH	New York Stock Exchange
Redeemable Warrants, exercisable for one share of Common Stock at an exercise price of $11.50 per share	UPH.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02 - Results of Operations and Financial Condition

On March 30, 2022, UpHealth, Inc. (the “Company”) issued a press release announcing its preliminary financial results for the fourth quarter and fiscal year ended December 31, 2021. A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information contained in this Item 2.02, including Exhibit 99.1 attached hereto, is furnished and shall not be deemed “filed” with the Securities and Exchange Commission (the “SEC”) for the purposes of Section 18 of the Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”) or filings under the Exchange Act regardless of any general incorporation language in such filings.

Item 4.02 - Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On March 25, 2022, the Audit Committee of the Board of Directors of UpHealth, after considering the recommendations of management, concluded that the Company’s condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the three and nine month periods ended September 30, 2021 (the “Non-Reliance Periods”) as previously filed with the SEC should not be relied upon because of errors identified therein, which are summarized below.

The error that caused the Company to conclude that its financial statements and other financial information for the Non-Reliance Periods should not be relied upon was the result of an incorrect accounting conclusion regarding a contract with a customer, which resulted in the incorrect recognition of revenue during the Non-Reliance Period. The error affected the following accounts:

	Three Months Ended September 30, 2021		Nine Months Ended September 30, 2021
	Originally Reported	As Adjusted	Originally Reported	As Adjusted
Statement of Operations
Revenue	$49,070	$45,192	$93,768	$89,890
Cost of goods and services	$29,288	$27,245	$55,664	$53,621
Gross margin	$19,782	$17,947	$38,104	$36,269
Loss from operations	$(2,854)	$(4,689)	$(41,193)	$(43,028)
Net income (loss)	$32,823	$30,988	$(2,994)	$(4,829)
Net income (loss) attributable to UpHealth, Inc.	$32,592	$30,757	$(3,141)	$(4,976)
Earnings (loss) per share: basic	$0.28	$0.26	$(0.03)	$(0.05)
Earnings (loss) per share: diluted	$0.28	$0.26	$(0.03)	$(0.05)

	As of September 30, 2021
	Originally Reported	As Adjusted
Balance Sheet
Accounts receivable	$49,015	$45,137
Current assets	$129,590	$125,712
Fixed assets	$55,785	$57,828
Total assets	$889,041	$887,206
Accumulated deficit	$(5,328)	$(7,163)
Total stockholders’ equity	$628,920	$627,085

Accordingly, investors, analysts, and other persons should not rely upon the Company’s previously released financial statements and other financial data for the Non-Reliance Periods. Similarly, the related press releases and the investor presentations or other communications describing the relevant portions of our financial statements for these periods that need to be restated should no longer be relied upon. On or about March 31, 2022, the Company is filing with the SEC an Annual Report on Form 10-K for the year ended December 31, 2021 that includes restated financial statements for the Non-Reliance Periods and that corrects the errors and provides additional explanation of the changes.

Management is in the process of evaluating the internal control breakdown that resulted in the error and assessing any potential remedial actions and plans to implement such remedial actions as soon as possible.

The Audit Committee and management have discussed the matters disclosed in this Item 4.02(a) with the Company’s independent registered public accounting firm.

Item 7.01	Regulation FD Disclosure

The Company will host an analyst day conference call where it will discuss its fourth quarter and fiscal year 2021 preliminary financial results on March 30, 2022, at 11:00 a.m. Eastern time.

The information contained in, or incorporated into, this Item 7.01 of this Current Report, is furnished under Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act or the Exchange Act regardless of any general incorporation language in such filings.

This Current Report shall not be deemed an admission as to the materiality of any information in this Current Report that is being disclosed pursuant to Regulation FD.

Please refer to Exhibit 99.1 for a discussion of certain forward-looking statements included therein and the risks and uncertainties related thereto.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits:

Exhibit	Description

99.1	Press Release dated March 30, 2022, reporting the financial results for the quarter and fiscal year ended December 31, 2021 (furnished only)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 30th day of March, 2022.

UpHealth, Inc.

By:	/s/ Dr. Ramesh Balakrishnan
Name:	Dr. Ramesh Balakrishnan
Title:	Chief Executive Officer (Principal Executive Officer)

Exhibit 99.1

UPHEALTH ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

Full Year pro forma Revenue of $148.9 to $156.7 million; Gross Margin of 39%

Fourth Quarter GAAP Revenue of $33.9 to $41.7 Million, Gross Margin Expands to 36-38%

Full Year GAAP Revenue of $123.9 to $131.7 Million; Gross Margin of 39-40%

Continued Shift of Revenue Mix to Higher Margin Integrated Care Management and Virtual Care Infrastructure Businesses

Provides 2022 Financial Outlook

Analyst Presentation Begins at 11 a.m. ET Today

DELRAY BEACH, Fla. – March 30, 2022 – UpHealth, Inc. (“UpHealth” or the “Company”) (NYSE: UPH), a global digital health company delivering technology platforms, infrastructure and services to modernize care delivery and health management, today announced financial results for the fourth quarter and full year ended Dec. 31, 2021.

On March 25, 2022, the Audit Committee of the Board of Directors of UpHealth, after considering the recommendations of management, concluded that the Company’s condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the three and nine month periods ended September 30, 2021 (the “Non-Reliance Periods”) as previously filed with the Securities and Exchange Commission (the “SEC”) should not be relied upon because of errors identified therein, as identified in Item 4.02 of the Form 8-K filed on March 30, 2022.

The Company is in the process of finalizing its financial results for the fourth quarter and full year ended Dec. 31, 2021. Consequently, the results presented herein are in a range format. The Company has also determined that it will file for an extension to file its Annual Report on Form 10-K for the year ended December 31, 2021, and expects to file it by April 15, 2022.

“UpHealth is uniquely positioned as a unified healthcare platform with an exceptional and comprehensive suite of technologies, infrastructure and services, focused on the most innovative and high-growth segments of digital healthcare,” said Dr. Ramesh Balakrishnan, chief executive officer of UpHealth. “We’ve made significant progress and are executing on strategic growth and integration across the core business. To fully realize synergies across our business lines, we are undergoing a broad-based transformation. Guided by our strategic priorities, the current transformation will deliver operational synergies to drive innovation and efficiency.”

“Additionally, the demand for our services in our target markets is unprecedented, enabling us to expand systematically on a global scale,” Balakrishnan added. “With a global addressable market, including sizeable market opportunities in India and the U.S., UpHealth is positioned to continue leveraging its scale and differentiation to drive long-term profitable growth for our shareholders.”

Fourth Quarter 2021 Financial Highlights:

•

Revenue of $33.9 to $41.7 million, with gross margin expansion to 36% to 38%. Fourth quarter 2021 revenues were impacted by one-time factors inclusive of a contract totaling $14.3 million in which the Company decided to redeploy primary care digital dispensaries to India, a primary market, for higher gross margin revenues. Additionally, revenues were impacted by $8.3 million of Integrated Care Management revenue that the Company will recognize in 2022.

•	Segment results:

•	Integrated Care Management generated $2.5 to $10.3 million of revenue (7% to 25% of total revenue) with a gross margin of 35% to 72%

•	Virtual Care Infrastructure generated $13.7 million of revenue (33% to 40% of total revenue) with a gross margin of 38%

•	Services generated $17.7 million of revenue (42% to 52% of total revenue) with a gross margin of 34%

•

Adjusted EBITDA for the fourth quarter of negative $7.0 to $12.5 million. Adjusted EBITDA for the fourth quarter was impacted by $3.9 million in write-offs of receivables and prepaid expenses stemming from transactions that exclusively predated the business combination, and by lower revenues.

Please refer to the discussion and tables below under “Non-GAAP Financial Information.”

Fiscal Year 2021 Financial Highlights:

•	On a pro forma basis, fiscal 2021 revenues of $148.9 to $156.7 million, an increase of 28% to 35% versus the comparable year-ago period, with a pro forma gross margin for fiscal 2021 of 39%.

•	On a GAAP basis, revenue for fiscal 2021 of $123.9 to $131.7 million, with a gross margin of 39% to 40%.

•	Segment results:

•

Integrated Care Management generated $31.9 to $39.7 million of pro forma revenue (21% to 25% of pro forma total revenue), with a gross margin of 45% to 51%, and $31.9 to $39.7 million of GAAP revenue (26% to 30% of total revenue), with a gross margin of 45% to 51%

•

Virtual Care Infrastructure, generated $52.2 million of pro forma revenue (33% to 35% of pro forma total revenue), with a gross margin of 38% and $36.6 million of GAAP revenue (28% to 30% of total revenue), with a gross margin of 38%; and

•

Services generated $64.8 million of pro forma revenue (41% to 44% of pro forma total revenue), with a gross margin of 34%, and $55.4 million of GAAP revenue (42% to 45% of total revenue), with a gross margin of 35%.

•	Fiscal 2021 adjusted EBITDA of negative $6.5 to $1.0 million and pro forma adjusted EBITDA of negative $4.0 million to positive $1.5 million.

Please refer to the discussion and tables below under “Non-GAAP Financial Information.”

Fourth Quarter and Full-Year Business Highlights:

•	Closed pricing of $40.25 million public offering to further strengthen balance sheet and secure capital for continued growth.

•

Domestically, Martti™ continued to expand its reach across U.S. health systems, with recent large wins at Yale New Haven Health, RWJ Barnabas and Ascension Health, resulting in approximately $10 million in annualized bookings.

•	UpHealth expanded the U.S. footprint of Martti™ in Q3. Martti™ currently supports 168,000 encounters per month and over 26,000 video endpoints at over 2,100 healthcare locations in the U.S.

•	The Company recorded its largest volume of telehealth use in the U.S. with over 7.4 million minutes of consultations in Q4, compared to 6.1 million minutes in Q2 and 4.6 million minutes in Q3 2020.

•

Opened its first digitally enabled hospital in the Indian state of Nagaland. The hospital, HelloLyf HX, is the first facility of its kind and a revolutionary re-thinking of traditional hospitals with a state-of-the-art climate resilient design vetted and approved by the acclaimed Indian Institute Technology, Roorkee.

•

After successful implementation of projects in the Indian states of Rajasthan, Odisha, and West Bengal, Glocal won a contract to set up 550+ Hellolyf CX digital dispensaries in the Indian State of Madhya Pradesh, resulting in a total of 750+ government-placed facilities across India.

Balance Sheet and Cash Flow

In October, UpHealth raised $43 million, net of underwriting discounts and commissions and estimated offering expenses of $3.3 million, from the issuance of approximately 26.5 million shares of common stock, substantially increasing the Company’s free float and increasing the total number of outstanding shares to approximately 144 million. Proceeds of the equity offering will enable UpHealth to satisfy its short-term liabilities and fund ongoing working capital and capital expenditure requirements associated with the Company’s continued growth.

Fiscal 2022 Financial Outlook

For the full year 2022, the Company expects total revenue between $205 and $233 million, a 38-56% growth rate, gross margins of 42% to 43% and adjusted EBITDA of $14 to $19 million.

Analyst Day Presentation

UpHealth management will host a live question-and-answer session with investors and analysts in conjunction with the Company’s previously announced analyst day today, beginning at 11 a.m. ET. The call can be accessed live over the telephone by dialing (888) 506-0062, passcode 321328, from the U.S. International callers can dial (973) 528-0011, passcode 321328. There will also be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at https://investors.uphealthinc.com/events-and-presentations/default.aspx or directly here. The webcast will be archived for approximately one year.

About UpHealth Inc.

UpHealth is a global digital health company that delivers digital-first technology, infrastructure and services to dramatically improve how healthcare is delivered and managed. The UpHealth platform creates digitally enabled “care communities” that improve access and achieve better patient outcomes at lower cost, through digital health solutions and interoperability tools that serve patients wherever they are, in their native language. UpHealth’s clients include global governments, health plans, healthcare providers and community-based organizations. For more information, please visit https://uphealthinc.com and follow us at @UpHealthInc on Twitter and UpHealth Inc on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, the financial statements of UpHealth, its product offerings and developments and reception of its product by customers, and its expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future revenue and the business plans of UpHealth’s management team. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on certain assumptions and analyses made by the management of UpHealth in light of their respective experience and perception of historical trends, current conditions, and expected future developments and their potential effects on UpHealth as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting UpHealth will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the mix of services utilized by UpHealth’s customers and such customers’ needs for these services, market acceptance of new service offerings, the ability of UpHealth to expand what it does for existing customers as well as to add new customers, that UpHealth will have sufficient capital to operate as anticipated, and the impact that the novel coronavirus and the illness, COVID-19, that it causes, as well as government responses to deal with the spread of this illness and the reopening of economies that have been closed as part of these responses, may have on UpHealth’s operations, the demand for UpHealth’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Investors Relations:

Shannon Devine (MZ North America)

Managing Director

203-741-8811

UPH@mzgroup.us

Media Inquiries:

Kelsie Aziz (Ketchum)

Vice President, Financial Communications

972-408-7103

kelsie.aziz@Ketchum.com

Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). To supplement UpHealth’s condensed consolidated financial statements presented in accordance with GAAP, UpHealth presents investors with non-GAAP financial measures, including pro forma revenue, pro forma gross margin, and adjusted EBITDA.

•	Pro forma revenue consists of GAAP revenue and revenue from UpHealth’s subsidiaries prior to their acquisition.

•	Pro forma gross margin consists of GAAP gross margin and gross margin from UpHealth’s subsidiaries prior to their acquisition.

•

Adjusted EBITDA consists of net income (loss) attributable to UpHealth, Inc., excluding depreciation and amortization, stock-based compensation, lease abandonment expenses, acquisition, integration, and transformation costs, other income (expense), income tax benefit (expense), income (loss) from equity method investment, net income (loss) attributable to noncontrolling interests, and other non-recurring charges to GAAP net income (loss) attributable to UpHealth, Inc. Other non-recurring charges to GAAP net income (loss) attributable to UpHealth, Inc. may include transaction expenses in connection with capital raising transactions (whether debt, equity or equity-linked) and acquisitions, whether or not consummated, purchase price adjustments, the cumulative effect of a change in accounting principles, or other expenses determined to be non-recurring.

UpHealth believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to UpHealth’s financial condition and results of operations. Management believes that the items described above provide an additional measure of UpHealth’s operating results and facilitates comparisons of UpHealth’s core operating performance against prior periods and business model objectives. This information is provided to investors in order to facilitate additional analyses of past, present, and future operating performance and as a supplemental means to evaluate UpHealth’s ongoing operations. UpHealth believes that these non-GAAP financial measures are useful to investors in their assessment of UpHealth’s operating performance.

Pro forma revenue, pro forma gross margin and adjusted EBITDA are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. You should not consider these measures in isolation or as a substitute for analysis of UpHealth’s results as reported under GAAP. UpHealth compensates for these limitations by prominently disclosing GAAP financial measures and providing investors with reconciliations from UpHealth’s GAAP operating results to the non-GAAP financial measures for the relevant periods.

The accompanying tables provide more details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures.

UPHEALTH, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(in millions, unaudited)

	Three Months Ended December 31, 2021
	GAAP
	Low End of Range	High End of Range
Revenue	$33.9	$41.7
Gross margin	38%	36%
Loss from operations	$(23.2)	$(17.6)
Depreciation and amortization	7.0	7.0
Stock-based compensation	0.6	0.6
Acquisition, integration and transformation costs, lease abandonment expenses, goodwill and asset impairment and non-recurring expenses (4)	3.0	3.0

Adjusted EBITDA	$(12.5)	$(7.0)

	Year Ended December 31, 2021
	GAAP	Adjustments (2)	Pro Forma (3)
	Low End of Range
Revenue	$123.8	$25.1	$148.9
Gross margin	40%	37%	39%
Loss from operations	$(66.2)	$(5.5)	$(71.7)
Depreciation and amortization	16.8	2.7	19.5
Stock-based compensation	1.0	—	1.0
Acquisition, integration and transformation costs, lease abandonment expenses, goodwill and asset impairment and non-recurring expenses (4)	41.9	5.3	47.2

Adjusted EBITDA	$(6.5)	$2.5	$(4.0)

	Year Ended December 31, 2021
	GAAP	Adjustments (2)	Pro Forma (3)
	High End of Range
Revenue	$131.2	$25.1	$156.7
Gross margin	39%	37%	39%
Loss from operations	$(60.7)	$(5.5)	$(66.2)
Depreciation and amortization	16.8	2.7	19.5
Stock-based compensation	1.0	—	1.0
Acquisition, integration and transformation costs, lease abandonment expenses, goodwill and asset impairment and non-recurring expenses (4)	41.9	5.3	47.2

Adjusted EBITDA	$(1.0)	$2.5	$1.5

(1)	See Non-GAAP Financial Information section for definitions of our non-GAAP financial measures.
(2)	Amounts reflect operating activity of UpHealth and subsidiaries during the period prior to each subsidiary’s’ acquisition date, if acquired during the period.
(3)	Amounts reflect operating activity of UpHealth and subsidiaries during the period, as if acquired at the beginning of the period.
(4)

Amounts reflect acquisition-related and lease abandonment expenses from the condensed consolidated statements of operations, as well as other operating expenses considered to be non-recurring during the period.

UPHEALTH, INC.

SEGMENT INFORMATION AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(in millions, unaudited)

Low End of Range:

	Three Months Ended December 31, 2021	Year Ended December 31, 2021
	GAAP	GAAP	Adjustments (2)	Pro Forma (3)
Revenue:
Integrated care management (4)	$2.5	$31.9	$—	$31.9
Virtual care infrastructure (5)	13.7	36.6	15.6	52.2
Services (6)	17.7	55.4	9.4	64.8

Total	$33.9	$123.9	$25.0	$148.9

	Three Months Ended December 31, 2021	Year Ended December 31, 2021
	GAAP	GAAP	Adjustments (2)	Pro Forma (3)
Gross Margin:
Integrated care management (4)	$1.7	$16.3	$—	$16.3
Virtual care infrastructure (5)	5.2	13.9	6.1	20.0
Services (6)	6.1	19.1	3.2	22.3

Total	$13.0	$49.3	$9.3	$58.6

	Three Months Ended December 31, 2021	Year Ended December 31, 2021
	GAAP	GAAP	Adjustments (2)	Pro Forma (3)
Gross Margin %:
Integrated care management (4)	72%	51%	n/a	51%
Virtual care infrastructure (5)	38%	38%	39%	38%
Services (6)	34%	35%	33%	34%
Total	38%	40%	37%	39%

UPHEALTH, INC.

SEGMENT INFORMATION AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(in millions, unaudited)

High End of Range:

	Three Months Ended December 31, 2021	Year Ended December 31, 2021
	GAAP	GAAP	Adjustments (2)	Pro Forma (3)
Revenue:
Integrated care management (4)	$10.3	$39.7	$—	$39.7
Virtual care infrastructure (5)	13.7	36.6	15.6	52.2
Services (6)	17.7	55.4	9.4	64.8

Total	$41.7	$131.7	$25.0	$156.7

	Three Months Ended December 31, 2021	Year Ended December 31, 2021
	GAAP	GAAP	Adjustments (2)	Pro Forma (3)
Gross Margin:
Integrated care management (4)	$3.5	$18.1	$—	$18.1
Virtual care infrastructure (5)	5.2	13.9	6.1	20.0
Services (6)	6.1	19.1	3.2	22.3

Total	$14.8	$51.1	$9.3	$60.4

	Three Months Ended December 31, 2021	Year Ended December 31, 2021
	GAAP	GAAP	Adjustments (2)	Pro Forma (3)
Gross Margin %:
Integrated care management (4)	35%	45%	n/a	45%
Virtual care infrastructure (5)	38%	38%	39%	38%
Services (6)	34%	35%	33%	34%
Total	36%	39%	37%	39%

(1)	See Non-GAAP Financial Information section for definitions of our non-GAAP financial measures.
(2)	Amounts reflect operating activity of UpHealth and subsidiaries during the period prior to each subsidiary’s’ acquisition date, if acquired during the period.
(3)	Amounts reflect operating activity of UpHealth and subsidiaries during the period, as if acquired at the beginning of the period.

Segment Information

Our business is organized into three operating business segments:

Integrated Care Management—through our Thrasys subsidiary;

Virtual Care Infrastructure—through our Glocal and Cloudbreak subsidiaries;

Services—through our Innovations, BHS and TTC subsidiaries; and

The reportable segments are consistent with how management views our services and products and the financial information reviewed by the chief operating decision makers. We manage our businesses as components of an enterprise for which separate information is available and is evaluated regularly by the chief operating decision makers in deciding how to allocate resources and assess performance.

(4)

In the Integrated Care Management segment, we provide our customers with an advanced, comprehensive, and extensible technology platform, marketed under the umbrella “SyntraNetTM” to manage health, quality of care, and costs, especially for individuals with complex medical, behavioral health, and social needs.

(5)

In the Virtual Care Infrastructure segment, we provide technology and process-based healthcare platforms providing our customers comprehensive primary care, specialty consultations, and translation services, through telemedicine, Digital Dispensaries, and technology-based hospital centers.

(6)

In the Services segment, we provide custom compounded medications for the unique needs of every patient and prescriber. We are a full-service pharmacy filling prescriptions from our inventory of compounded medications, as well as drugs purchased from manufacturers. Additionally, we provide inpatient and outpatient substance abuse and mental health treatment services for individuals with drug and alcohol addiction and other behavioral health issues. We offer a complete continuum of care from detoxification services, residential care, partial hospitalization programs, and intensive outpatient and outpatient programs.

UPHEALTH, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GUIDANCE (1)

(in millions, unaudited)

	Full Year 2022 Guidance
	Low	High
Loss from operations	$(4)	$(2)
Depreciation and amortization	12	13
Stock-based compensation	7	8

Adjusted EBITDA	$15	$19

(1)	See Non-GAAP Financial Information section for definitions of our non-GAAP financial measures.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 16, 2022 (March 15, 2022)

Date of Report (date of earliest event reported)

UpHealth, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-38924	83-3838045
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14000 S. Military Trail, Suite 203

Delray Beach, FL 33484

(Address of principal executive offices)

(312) 618-1322

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UPH	New York Stock Exchange
Redeemable Warrants, exercisable for one share of Common Stock at an exercise price of $11.50 per share	UPH.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Commercial Agreement with McKinsey

On March 15, 2022 UpHealth, Inc. and its affiliates (“UpHealth”) entered into a Commercial Agreement (the “Commercial Agreement”) with McKinsey & Company, Inc. United States and its affiliates (“McKinsey” and together with UpHealth, the “Parties”), effective as of March 4, 2022. The Commercial Agreement provides that McKinsey will assist in implementing a transformation of UpHealth (the “Project”) and will bring to bear a broad array of personnel, which may include third parties, in support of the Project. McKinsey’s use of third parties for the Project is subject to UpHealth’s approval, and unless the Parties agree otherwise, McKinsey will manage such third parties and bear any third-party fees or expenses. To ensure a successful collaboration, UpHealth, with McKinsey’s support and assistance, will dedicate sufficient UpHealth staff and resources to lead and perform the Project in accordance with agreed timelines.

As consideration for the services performed under the Commercial Agreement, UpHealth will pay McKinsey (i) a fixed fee of $3,000,000, (ii) a fee of $1,200,000, reflecting an amount deferred from a previously completed project, (iii) up to $3,000,000 of fees based on the achievement of certain milestones and (iv) incentive fees with a target value of $3,000,000 based on the achievement of certain targets. UpHealth will be responsible for all Taxes (as defined in the Commercial Agreement) on any amounts payable by UpHealth pursuant to the Commercial Agreement. All amounts invoiced pursuant to the Commercial Agreement are exclusive of applicable taxes, and all payments made by UpHealth to McKinsey thereunder will be made without setoff or counterclaim, free and clear, and without deduction or withholding of any Taxes. The Commercial Agreement will remain in effect until March 31, 2024, unless earlier terminated by either party in accordance with the terms set forth therein. In the event that the Project is terminated by UpHealth, or by McKinsey for cause, UpHealth shall pay to McKinsey a termination fee in an amount that is to be determined based in part on when the termination occurs and the amount previously paid.

The foregoing description is only a summary of the Commercial Agreement and is qualified in its entirety by reference to the full text of the Commercial Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference. The Commercial Agreement is included as an exhibit to this Current Report in order to provide investors and security holders with material information regarding its terms. The Commercial Agreement is not intended to provide any other factual information about UpHealth or McKinsey.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Item

10.1 †	McKinsey Project Commercial Agreement, dated March 15, 2022, by and between UpHealth, Inc. and its affiliates and McKinsey & Company, Inc. United States and its affiliates.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

†

Certain of the schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 16, 2022

By:	/s/ Dr. Ramesh Balakrishnan
Name:	Dr. Ramesh Balakrishnan
Title:	Chief Executive Officer

Exhibit 10.1

Execution

McKinsey Project Commercial Agreement

Pursuant to, and subject to the terms of, the Consulting Agreement between McKinsey & Company, Inc. United States and its affiliates (“McKinsey”) and UpHealth, Inc. and its affiliates (“Client”) dated November 29, 2021 (as amended or restated from time to time, the “Consulting Agreement”), McKinsey and Client hereby enter into the following agreement (the “Agreement”), effective as of March 4, 2022 (the “Effective Date”), governing the transformation of Client (the “Project”). McKinsey and Client are referred to herein individually as a “Party” and collectively as the “Parties.”

1.

Scope. The Parties agree that, subject to limitations provided in this Agreement, the scope of the Project shall include McKinsey’s assistance in implementing a transformation, with additional details set forth in Schedule B.

2.	Term. This Agreement shall take effect as of March 4, 2022 and remain in effect until March 31, 2024 (the “Contract Period”) unless earlier terminated in accordance with the terms of Section 7 below.

3.	Principles. The Parties agree that the principles set forth in Schedule C (the “Principles”) will guide their work together on this Project.

4.

Staffing. McKinsey will bring to bear a broad array of personnel in support of the Project. More details on McKinsey staffing are included in the Staffing portion of Schedule B. McKinsey’s use of third parties for the Project shall be subject to Client approval. Unless the Parties agree otherwise, (i) McKinsey will manage such third parties and (ii) any third-party fees or expenses will be borne by McKinsey.

5.

Client Obligations. To ensure a successful collaboration, Client, with McKinsey’s support and assistance, will dedicate sufficient Client staff and resources to lead and perform the Project in accordance with agreed timelines.

6.	Fees and Payment.

a.	Fees. As consideration for the services performed under this Agreement, Client shall pay to McKinsey:

i.	A fixed fee equal to $3,000,000 (the “Fixed Fee”). The Fixed Fee shall be payable as set forth in Section 1 of Schedule A;

ii.	A fee of $1,200,000 reflecting the amount rolled over from a previously completed project (the “Deferred Fee”). Further details on the Deferred Fee are included in Section 2 of Schedule A;

iii.	Up to $3,000,000 of fees based on the achievement of certain milestones, as described in Section 3 of Schedule A (the “Milestone Fees”); and

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iv.	Fees with a target value of $3,000,000 based on the achievement of certain targets calculated in accordance with Section 4 of Schedule A (the “Incentive Fee).

b.

Taxes.  Client shall be responsible for all sales, use, and excise taxes, and any other taxes, levies, duties, and charges of any kind imposed by any federal, state, or local governmental entity or any taxing authority thereof (including without limitation any interest, penalties, or similar liabilities with respect thereto) (“Taxes”) on any amounts payable by Client hereunder. All amounts invoiced pursuant to this Agreement are exclusive of applicable taxes, and all payments made by Client to McKinsey hereunder will be made without setoff or counterclaim, free and clear, and without deduction or withholding of any Taxes.

7.	Termination.

a.	By Client. Subject to the terms of this Section 7, Client may terminate this Agreement (and, coextensively, the Project) for any reason.

b.	By McKinsey. Subject to the terms of this Section 7, McKinsey may terminate this Agreement (and, coextensively, the Project) “for cause” (as defined in Schedule D) or for any other reason.

c.

Notice. Termination shall require thirty (30) days’ advance written notice (the “Notice Period”). Unless the Parties agree otherwise, termination shall be effective on the first business day after the expiration of the Notice Period (the “Termination Date”). McKinsey may, but is under no obligation to, work on the Project during the Notice Period.

d.	Termination Fee. In the event that this Project is terminated by Client, or by McKinsey for cause, Client shall pay to McKinsey a termination fee calculated in accordance with Schedule D.

e.

Consequences of Termination. Notwithstanding any other agreement to the contrary, upon termination of this Agreement, any Client license to use a McKinsey-provided product or solution and all related materials constituting McKinsey Solutions shall terminate as of the Termination Date.

8.

Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles. In the event that the Parties, working in good faith, are unable to resolve any dispute arising under or related to this Agreement within thirty (30) days from service of written notice of such dispute by either Party to the other Party, or at such earlier time as is mutually agreed by the Parties, such dispute shall then be decided by a confidential, binding, non-appealable arbitration in the County of New York, New York under the Commercial Arbitration Rules then in effect (the “Rules”) of the American Arbitration Association (the “AAA”). The arbitration will be conducted in English. Such arbitration shall be before a single arbitrator who shall be jointly selected by each of Client and McKinsey. If the Parties cannot agree upon an arbitrator within thirty days after the

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initiation of arbitration then the appointment of the arbitrator shall be made by the AAA in accordance with the Rules, except as they may be modified by the mutual agreement of the Parties. The award of any arbitration shall be final, conclusive and binding on the Parties, and judgment on the award may be entered in any court of competent jurisdiction. The arbitrator shall be limited, in granting any relief, to comply with the provisions of this Agreement and the Consulting Agreement, including with respect to the award of damages or the limitations on them. During the arbitration, either Party may seek interim measures of protection concerning any subject matter of the dispute subject to arbitration, including but not limited to interim injunctive relief, in a court of competent jurisdiction located in the County of New York, New York.

9.

Miscellaneous. Each Party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) in writing and addressed to the other Party to such address as the receiving Party may designate from time to time. Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving Party and (b) if the Party giving the Notice has complied with the requirements of this Section. In the event that one Party reasonably concludes, based on the opinion of legal counsel, that a disclosure of this Agreement or any of its terms is required by law, rule or regulation (including the disclosure requirements of the Securities and Exchange Commission or the securities exchange or other stock market on which such Party’s securities are traded), such Party shall provide the other Party with such advance notice of this disclosure as it reasonably can, but shall not be required to obtain approval therefor. This Agreement, together with any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of the Consulting Agreement or any schedule hereto, or any other terms referenced herein, the following order of precedence shall govern: (1) first, this Agreement, inclusive of Schedules A, C, and D; (2) second, the Consulting Agreement; and (3) third, Schedule B. Client may not assign this Agreement, or any of its rights or obligations hereunder, without McKinsey’s prior written consent. McKinsey may assign this Agreement, or any of its rights and obligations hereunder, effective upon notice to Client. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto, and any of the terms thereof may be waived only by a written document signed by each Party or, in the case of waiver, by the Party or Parties waiving compliance. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as otherwise expressly set forth herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date of this Agreement.

UpHealth, Inc., on behalf of itself and its affiliates	McKinsey & Company, Inc. United States, on behalf of itself and its affiliates

By: /s/ Martin S. A. Beck	By: /s/ Kaliki Prashanth Reddy

Name: Martin S. A. Beck	Name: Kaliki Prashanth Reddy

Title: CFO	Title: Senior Partner

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